Exhibit 10.20
OLYMPIC STEEL, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Effective Date: January 1, 2005

TABLE OF CONTENTS

ARTICLE		Page No.
ARTICLE 1	NAME AND PURPOSE	1-1

ARTICLE 2	DEFINITIONS	2-1

ARTICLE 3	ELIGIBILITY AND PARTICIPATION	3-1

ARTICLE 4	SUPPLEMENTAL RETIREMENT CONTRIBUTIONS	4-1

ARTICLE 5	ACCOUNTS	5-1

ARTICLE 6	PAYMENTS AND BENEFITS	6-1

ARTICLE 7	BENEFICIARIES	7-1

ARTICLE 8	RIGHTS OF PARTICIPANTS AND BENEFICIARIES	8-1

ARTICLE 9	TRUST	9-1

ARTICLE 10	CLAIMS PROCEDURE	10-1

ARTICLE 11	ADMINISTRATION	11-1

ARTICLE 12	AMENDMENT AND TERMINATION	12-1

ARTICLE 13	MISCELLANEOUS PROVISIONS	13-1

OLYMPIC STEEL, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
          This Declaration of Plan is hereby made by Olympic Steel, Inc., a corporation organized and existing under and by virtue of the laws of the State of Ohio (hereinafter referred to as the “Company”).
W I T N E S S E T H:
          WHEREAS, the Company wishes to establish an unfunded deferred compensation plan to be known as the Olympic Steel, Inc. Supplemental Executive Retirement Plan (hereinafter referred to as the “Plan”) to provide unfunded deferred compensation to a select group of officers, management and highly compensated employees of the Company;
          NOW, THEREFORE, effective as of January 1, 2005, the Company hereby adopts the Plan as follows:

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ARTICLE 1
NAME AND PURPOSE
          1.1. Name. The name of this Plan shall be the OLYMPIC STEEL, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN.
          1.2. Purpose. This Plan is hereby established in order to provide unfunded deferred compensation to certain officers of the Company, under the conditions specified herein.
          1.3. Plan for a Select Group. This Plan shall only cover Employees of the Company who are members of a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA. The Company shall have the authority to take any and all actions necessary or desirable in order that this Plan shall satisfy the requirements set forth in ERISA and regulations thereunder applicable to plans maintained for employees who are members of a select group of management or highly compensated employees. Moreover, this Plan at all times shall be administered in such a manner, and benefits hereunder shall be so limited, notwithstanding any contrary provision of this Plan, in order that this Plan shall constitute such a plan.
          1.4. Not a Funded Plan. It is the intention and purpose of the Company that this Plan shall be deemed to be “unfunded” for tax purposes as well as being such a plan as would properly be described as “unfunded” for purposes of Title I of ERISA. This Plan shall be administered in such a manner, notwithstanding any contrary provision of this Plan, in order that it will be so deemed and would be so described.
          1.5. 409A Compliance. It is the intention and purpose of the Company and Participants that this Plan shall be deemed to be at all relevant times in compliance with Section 409A of the Code and all other applicable laws in order to have the Federal income tax effect sought for such plans, and this Plan shall be so interpreted and is intended to be so administered.

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ARTICLE 2
DEFINITIONS
          Unless the context otherwise indicates, the following words used herein shall have the following meanings wherever used in this instrument:
          2.1. Account. The word “Account” shall mean for each Participant the recordkeeping account maintained on his behalf to reflect the deemed contributions credited on his behalf and all earnings and losses thereon.
          2.2. Administrator. The word “Administrator” shall mean the person or persons, corporation or partnership designated as Administrator under ARTICLE 11 hereof.
          2.3. Age. The word “Age” shall mean a Participant’s or Beneficiary’s actual attained Age.
          2.4. Appeals Committee. The words “Appeals Committee” shall mean the Appeals Committee established pursuant to ARTICLE 10 hereof.
          2.5. Applied Compensation. The words “Applied Compensation” shall mean, with respect to any Participant, the portion of his compensation used in determining the amount of deemed contributions to be allocated on his behalf pursuant to ARTICLE 4 hereof. Such Applied Compensation shall be determined in accordance with Section 4.1 hereof.
          2.6. Base Salary. The words “Base Salary” shall mean, with respect to any Participant, his salary for services rendered to the Company. A Participant’s Base Salary will not be reduced by any of the following:
(a)	amounts which are excluded from taxable income under Code Sections 125, 132(f)(4), 402(e)(3) and 402(h); and

(b)	amounts which are excluded from taxable income because they are deferred by the Participant under any deferred compensation plan or another similar plan.
          A Participant’s Base Salary with respect to a Plan Year shall be that Base Salary which is earned for such Fiscal Year, without regard to when such Base Salary is actually paid to the Participant.
          2.7. Beneficiary. The word “Beneficiary” shall mean any other person who receives or is eligible to receive payment of any benefit under the terms of this Plan on the death of a Participant or former Participant, and designated pursuant to Section 7.1 hereof.
          2.8. Board. The word “Board” shall mean the Board of Directors of the Company.

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          2.9. Change of Control. The words “Change of Control” shall mean, but not be limited to:
(a)	the first purchase of shares pursuant to a tender offer or exchange (other than a tender offer or exchange by the Company and/or any affiliate thereof) for all or part of the Company’s Common Shares of any class or any securities convertible into such Common Shares and the Participant has elected not to tender or exchange his Common Shares;

(b)	the receipt by the Company of a Schedule 13D or other advice indicating that a person is the “beneficial owner” (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of twenty percent (20%) or more of the Company’s Common Shares calculated as provided in paragraph (d) of said Rule 13d-3;

(c)	the date of approval by shareholders of the Company of an agreement providing for any consolidation or merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of capital stock, of any class or any securities convertible into such capital stock, of the Company would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of common stock of all classes of the Company immediately prior to the merger would have the same proportion of ownership of common stock of the surviving corporation immediately after the merger;

(d)	the date of approval by shareholders of the Company of any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company;

(e)	the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company; or

(f)	the date (the “Measurement Date”) on which the individual who at the beginning of a two consecutive year period ending on the Measurement Date, ceases, for any reason, to constitute at least a majority of the Board of Directors of the Company, unless the election, or the nomination for election by the Company’s shareholders, of each new Director during such two-year period was approved by an affirmative vote of the Directors (including any Participant) then still in office who were Directors at the beginning of said two-year period.
Notwithstanding the foregoing, (i) if any person’s ownership interest in the Company increases to 20% or more, solely as a result of the Company’s repurchase of its shares, or (ii) Michael D. Siegal increases his ownership interest to 20% or more, such ownership shall not be considered a Change in Control for purposes of subparagraph (b) above.
          2.10. Code. The word “Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations or other pronouncements promulgated thereunder. Whenever a reference

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is made herein to a specific Code Section, such reference shall be deemed to include any successor Code Section having the same or a similar purpose.
          2.11. Company. The word “Company” shall mean Olympic Steel, Inc. and any successor corporation or business organization which shall assume the duties and obligations of Olympic Steel, Inc. under this Plan.
          2.12. Compensation Committee. The words “Compensation Committee” shall mean the Compensation Committee of the Board or any successor thereto.
          2.13. Director. The word “Director” shall mean a member of the Board.
          2.14. Disability. The word “Disability” shall mean, with respect to any Participant, a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which results in the Participant: (i) being unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company.
          2.15. Effective Date. The words “Effective Date” shall mean the date this Plan became effective, which date is January 1, 2005.
          2.16. Eligibility Service. The words “Eligibility Service” shall mean for each Executive the period during which he is employed by the Company measured from his most recent date of hire (which date shall be considered to be the first day during which the Executive performs any service for the Company for which he is directly or indirectly compensated) until his date of Termination of Employment which follows such date of hire.
          2.17. Employee. The word “Employee” shall mean any common-law employee of the Company, whether or not an officer or Director, but excluding any person serving only in the capacity of a Director.
          2.18. ERISA. The acronym “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any regulations or other pronouncements promulgated thereunder. Whenever a reference is made herein to a specific ERISA Section, such reference shall be deemed to include any successor ERISA Section having the same or a similar purpose.
          2.19. Executive. The words “Executive” shall mean any executive Employee who is a member of a select group of management or highly compensated employees of the Company within the

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meaning of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA. A Participant shall automatically cease to be a Executive on his date of Termination of Employment.
          2.20. Good Cause. The words “Good Cause” means a reasonable determination by the Board made in good faith (without the participation of the Participant), pursuant to the exercise of its business judgment, that any one of the following events has occurred:
(a)	Participant is found by the Board to have engaged in (1) willful misconduct, (ii) willful or gross neglect, (iii) fraud, (iv) misappropriation, or (v) embezzlement in the performance of his duties as an Executive;

(b)	Participant has materially breached a Restrictive Covenant or any material provision of his employment agreement with the Company and fails to cure such breach within ten (10) days following written notice from the Company specifying such breach which notice from the Company shall be provided within thirty (30) days after said breach;

(c)	Participant is found by the Board to have failed to provide reasonable cooperation with any federal government or other governmental regulatory investigation, the reasonableness of such cooperation to be determined by reference to statutory and regulatory authorities, Federal Sentencing Guidelines, and relevant case law interpretations;

(d)	Participant signs or certifies statements required to be made pursuant to Sarbanes-Oxley Sections 302 and 906, or other similar rules or regulations then in effect, which turn out to be false or inaccurate in any material respect; provided, however, that the Board has made a reasonable determination in good faith that the Participant knew or should have known that such statements were false or inaccurate in any material respect;

(e)	Participant has been indicted by a state or federal grand jury with respect to a felony, a crime of moral turpitude or any crime involving the Company (other than pursuant to actions taken at the direction or with the approval of the Board) and a special committee of the Board, chaired by an outside director appointed by the Chair of the Audit Committee, considers the matter, makes a recommendation to the Board to terminate Participant’s employment for Good Cause, and the Board concurs in that recommendation; or

(f)	Participant is found by the Board to have engaged in a material violation of the Code of Conduct of the Company as then in effect.
          2.21. Military Service. The words “Military Service” shall mean duty in the Armed Forces of the United States, whether voluntary or involuntary, provided that the Employee serves not more than one voluntary enlistment or tour of duty and further provided that such voluntary enlistment or tour of duty

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does not follow involuntary duty. To the extent required by law, this Plan shall be administered in compliance with the Uniformed Services Employment and Reemployment Rights Act of 1994.
          2.22. Participant. The word “Participant” shall mean any Executive who has become a Participant in accordance with ARTICLE 3 hereof, and who remains a Participant hereunder. A Participant shall cease to be a Participant and shall become a former Participant, upon the earlier of his Termination of Employment or the date he ceases to be designated by the Compensation Committee as eligible to participate. However, the word “Participant” may also include, where the context indicates, any former Participant in this Plan.
          2.23. Plan. The word “Plan” shall mean the Olympic Steel, Inc. Supplemental Executive Retirement Plan as set forth herein, and as it may be later amended.
          2.24. Plan Year. The words “Plan Year” shall mean the twelve (12) month period ending on December 31 in each calendar year; provided, however, that the first Plan Year was January 1, 2005 through December 31, 2005.
          2.25. Restrictive Covenant. The words “Restrictive Covenant” shall mean any of the following covenants between the Participant and the Company:
(a)	Non-Competition. While employed by the Company and for a period of twenty-four (24) months after ceasing to be so employed (the “Restricted Period”) for whatever reason, Participant shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, partner, director, consultant or other position, or have any financial interest in (i) any steel service center or distributor conducting business within those portions of the United States wherein the Company is conducting business on the Participant’s date of Termination of Employment, or (ii) a business engaged in direct competition with any other significant business carried on by the Company on the Participant’s date of Termination of Employment. In no event shall ownership of less than five (5) percent of the equity of a corporation, limited liability company or other business entity, standing alone, constitute a violation hereof.

(b)	Non-Solicitation. During the Restrictive Period, the Participant shall not directly, indirectly or through an affiliate: (i) solicit, induce, divert, or take away or attempt to solicit, induce, divert or take away any customer, distributor, or supplier of the Company; (ii) solicit, induce, or hire or attempt to solicit, induce, or hire any employee of the Company or any individual who was an employee of the Company on the Participant’s date of Termination of Employment and who has left the employment of the Company after the Participant’s date of Termination of Employment within one year of the termination of such employee’s employment with the

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Company, or (iii) in any way directly or indirectly interfere with such relationships.

(c)	Confidentiality.
(i)	Participant shall keep in strict confidence, and shall not, directly or indirectly, at any time while employed by the Company or after ceasing to be so employed, disclose, furnish, publish, disseminate, make available or, except in the course of performing his duties of employment hereunder, use for his benefit or the benefit of others any Confidential Information. Participant specifically acknowledges that all Confidential Information, in whatever media or form maintained, and whether compiled by the Company or Participant, (1) derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, (2) that reasonable efforts have been made by the Company to maintain the secrecy of such information, (3) that such information is the sole property of the Company, and (4) that any disclosure or use of such information by Participant while employed by the Company (except in the course of performing his duties and obligations hereunder for the Company) or after ceasing to be so employed shall constitute a misappropriation of the Company’s trade secrets.

(ii)	Notwithstanding the provisions of paragraph (c)(i) above, Participant may disclose the Confidential Information to anyone outside of the Company with the Company’s express written consent, or Confidential information that: (i) is at the time of receipt or thereafter becomes publicly known through no wrongful act of Participant; or (ii) is received from a third party not under an obligation to keep such information confidential and without breach of this provision.

(iii)	In addition to the above provisions of this Section 2.25(c), all memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Participant or made available to Participant concerning the business of the Company will be delivered to the Company at any time on request.
          2.26. ROIC. The acronym “ROIC” shall mean the Company’ return on invested capital. ROIC shall be determined based on the Company’s audited financial statements, or, if there are no audited financial statements, then based on the Company’s financial statements as prepared in accordance with Generally Accepted Accounting Principles and shall be determined as follows:
(a)	the Company’s earnings before interest and taxes; divided by

(b)	the average of the Company’s Invested Capital at the beginning and end of the Company’s fiscal year.

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          The Company’s Invested Capital shall be the total shareholders’ equity (common and preferred) plus institutional long-term and short-term debt.
          The determination of ROIC by the Compensation Committee shall be final and binding in all respects on the Participants, former Participants and beneficiaries.
          2.27. Senior Manager Incentive Plan. The words “Senior Manager Incentive Plan” shall mean, with respect to any Participant, the Senior Management Compensation Program Plan in place for the calendar year 2005, as such plan may be amended by the Board from time to time, or such other bonus plan that replaces such plan, based on the Company’s performance against specific target levels as determined by the Board or any duly authorized Committee thereof, including but not limited to the Compensation Committee.
          2.28. Termination of Employment. The words “Termination of Employment” shall mean for any Employee the occurrence of any one of the following events:
(a)	he is discharged by the Company unless he is subsequently reemployed and given pay back to his date of discharge;

(b)	he voluntarily terminates employment with the Company;

(c)	he retires from employment with the Company;

(d)	he fails to return to work at the end of any leave of absence authorized by the Company, or within ninety (90) days following his release from Military Service or within any other period following Military Service in which his right to reemployment with the Company is guaranteed by law;

(e)	he fails to return to work after the cessation of disability income payments under any sick leave, short term or long term disability program of the Company; or

(f)	his death.
          2.29. Trust. The word “Trust” shall mean any trust that may be established pursuant to ARTICLE 9 hereof.
          2.30. Vested Percentage. The words “Vested Percentage” shall mean for each initial Participant who is appointed a Participant as of the effective date of this Plan, a percentage determined on the dates specified immediately below provided he is employed by the Company on such date in accordance with the following table:

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Date	Vested Percentage
December 31, 2005	50%
December 31, 2006	75%
December 31, 2007	100%
          The words “Vested Percentage” shall mean for each Participant who becomes a Participant after the effective date of this Plan, a percentage determined on the basis of his number of years of participation hereunder in accordance with the following table:

Years of Participation	Vested Percentage
Less than 5 years	0%
5 or more years	100%
          Notwithstanding the foregoing, the Vested Percentage of a Participant shall become one hundred percent (100%) upon the first to occur of the following events:
(a)	the Participant’s death while he is an Employee;

(b)	the Participant’s Termination of Employment due to his Disability;

(c)	the effective date of the termination of the Plan; or

(d)	the date of a Change of Control.
          Notwithstanding any provision of this Plan to the contrary including, but not limited to, the provisions of this Section 2.30 above, but except as provided in Section 6.7 hereof, regardless of a Participant’s Vested Percentage, his Account Balance and all benefits hereunder shall be completely forfeited if the forfeiture provisions of Section 6.9 hereof apply.

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ARTICLE 3
ELIGIBILITY AND PARTICIPATION
          3.1. Eligibility. The Compensation Committee shall designate, as of the effective date, the Executives who are to be the initial participants in the Plan. Thereafter, the Compensation Committee may, from time to time, in its discretion, designate one or more Executives, who have completed at least five (5) years of Eligibility Service, as Participants in this Plan.
          3.2. Participation. Each Executive, who is designated a Participant in accordance with Section 3.1 hereof, shall remain a Participant until the earlier of (a) the date of his Termination of Employment or (b) the cessation of his Participant status pursuant to Section 6.7 hereof.

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ARTICLE 4
SUPPLEMENTAL RETIREMENT CONTRIBUTIONS
          4.1. Base Contributions. The Company shall annually allocate a deemed base contribution under this Plan for each Participant equal to thirteen percent (13%) of the Participant’s Applied Compensation. The Participant’s Applied Compensation shall be the sum of:
(a)	the Participant’s annual Base Salary; plus:

(b)	his annual plan bonus equal to the lesser of:
(i)	the actual bonus he earned under the Senior Manager Incentive Plan in the Plan Year; or

(ii)	50% of his annual Base Salary earned in the Plan Year.
The portion of the deemed base contributions allocated to a Participant for a Plan Year shall be credited to such Participant’s Account pursuant to ARTICLE 5 hereof.
          4.2. Incentive Contributions. In addition to the annual base contribution allocated to a Participant under Section 4.1 above, the Company shall annually allocate a deemed incentive contribution under this Plan for each Participant, based on the Company’s ROIC, in an amount of 0 to 19.6% of the Participant’s Applied Compensation, as set forth in Section 4.1 above. Such percentage shall be determined in accordance with the following table:

Percentage of Participant's
Actual ROIC	Applied Compensation
5% or Less	0.0%
6%	0.8%
7%	1.6%
8%	2.4%
9%	3.2%
10%	4.0%
11%	6.6%
12%	9.2%
13%	11.8%
14%	14.4%
15%	17.0%
16% or Greater	19.6%
          4.3. Modification of Formula. The Compensation Committee shall have the authority to modify the contribution formulas contained in Sections 4.1 and 4.2 above from time to time as it, in its sole discretion, may deem desirable or appropriate, especially to take into account unusual, one-time events that impact ROIC. In addition, the Compensation Committee shall have the authority to modify the definition of the Company’s ROIC from time to time as it, in its sole discretion, may deem desirable.

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ARTICLE 5
ACCOUNTS
          5.1. Establishment of Accounts. The Company shall establish an Account on its books and records in the name of each Participant. All amounts credited pursuant to ARTICLE 4 hereof to the Account of any Participant or former Participant shall constitute a general, unsecured liability of the Company to such person.
          5.2. Allocation of Contributions. As of the end of a Plan Year, the Company shall credit each Participant’s Account with deemed Contributions in the amounts determined pursuant to ARTICLE 4 hereof.
          5.3. Crediting of Earnings. The Company shall credit each Participant’s Account with earnings or losses under one of the following methods:
(a)	crediting of earnings or losses to each Account as if an amount equal to the Participant’s Account balance had been invested in accordance with any investment directions the Company permits such Participant to make pursuant to Section 5.4 hereof; or

(b)	in such other manner as the Company may determine.
          In its sole and exclusive discretion, the Company may adjust the amounts credited to the Accounts to take into account taxes or any other amounts owed by the Company as a result of the investment options offered under this Plan including, but not limited to, any taxable distributions, taxes generated by any sale of an investment option or any other charges made with respect to an investment option.
          5.4. Investment Funds and Elections. The Company from time to time may permit all or some of the Participants or former Participants to elect that their Accounts be credited with earnings and losses as if such Accounts had assets and such assets were invested in accordance with such Participants’ or former Participants’ directions among such investment funds as the Company may designate. Any such direction of investment shall be subject to such rules as the Company may prescribe, including, without limitation, rules concerning the manner of providing investment directions, the frequency of changing such investment directions, and the method of crediting earnings and losses for any Account or any portion of an Account which is not covered by any valid investment directions. The investment funds which the Company may designate shall include but not be limited to the following types of funds, which can be managed on an individual basis or as part of a mutual fund:
(a)	money market funds;

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(b)	common stock funds;

(c)	bond funds;

(d)	balanced funds; and

(e)	investment funds which are primarily invested in insurance contracts.
          The Company shall have the sole discretion to determine the number of investment funds to be designated hereunder and the nature of the investment funds and may change or eliminate the investment funds provided hereunder from time to time. The Company shall in its sole discretion determine the rate of earnings and losses to be credited to Participants’ or former Participants’ Accounts with respect to any such investment fund for any period, taking into account the return, net of any expenses, of such investment fund for such period.
          Unless the Company otherwise determines:
(a)	Participants and former Participants shall be permitted to elect that their Accounts be credited with earnings and losses as if such Accounts had assets and such assets were invested in accordance with such Participants’ and former Participants’ directions among such investment funds as the Company may designate; and

(b)	Participants and former Participants shall be permitted to make or change their investment elections on such dates of their choosing each Plan Year as the Company and Administrator may permit in light of valuation dates utilized by the investment funds.

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ARTICLE 6
PAYMENTS AND BENEFITS
          6.1. Retirement on or After Age 62. A Participant who continues in the employ of the Company until his attainment of at least Age 62 shall be eligible to retire on or after such date and shall be entitled to receive his Vested Percentage, if any, of his Account balance, as adjusted for earnings and losses prior to distribution in accordance with Section 5.3 hereof, in a single lump sum payment. The benefit payment date for a Participant who retires from the employ of the Company on or after his attainment of Age 62 shall be the date which is six (6) months following his date of retirement.
          6.2. Early Retirement. A Participant who continues in the employ of the Company shall be eligible to retire early on or after his attainment of Age 55. A Participant who retires early shall be entitled to receive his Vested Percentage, if any, of his Account balance, as adjusted for earnings and losses prior to distribution in accordance with Section 5.3 hereof, in a single lump sum payment. The benefit payment date for a Participant who retires early from the employ of the Company on or after his attainment of Age 55 up to Age 62 shall be the date which is the later of his attainment of Age 62 or six (6) months following his date of retirement.
          6.3. Vested Deferred Retirement. A Participant, who has a Termination of Employment, regardless whether such Termination of Employment is voluntary or involuntary, prior to his attainment of age 55, shall be eligible to receive his Vested Percentage, if any, of his Account balance, as adjusted for earnings and losses prior to distribution in accordance with Section 5.3 hereof, in a single lump sum payment. The benefit payment date for such a Participant shall be the date which is the later of his attainment of Age 62 or six (6) months following his date of retirement.
          6.4. Disability or Death. A Participant whose employment with the Company is terminated by reason of Disability or Death shall be eligible to receive his Account balance, as adjusted for earnings and losses prior to distribution in accordance with Section 5.3 hereof, in a single lump sum payment. The benefit payment dates for such a Participant or his Beneficiary shall be twenty-five percent (25%) of his Account balance immediately after his Disability or Death and the remaining balance of his Account as of the date which is six (6) months following his date of Disability or Death.
          6.5. Election of Deferral of Distribution. A Participant may make an election to defer payment of his or her Account balance beyond the payment date specified in Sections 6.1 through 6.4 above, and to have the deferred payment made in a single lump sum or installments provided that:
(a)	such election is made at least 12 months prior to the date his or her Account would otherwise be distributed;

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(b)	such election is not effective for at least 12 months from the date such election is made; and

(c)	in the case of benefits payable pursuant to Sections 6.1 through 6.3, payment is deferred for at least 5 years after the date such Account would otherwise be distributed.
An election to receive benefits in installments, in lieu of a lump sum, shall be for substantially equal monthly, quarterly or annual payments over a certain number of years not to exceed five (5) years as shall be specified in the election. The amount of such installments may be periodically adjusted for earnings to the date of payment.
          6.6. Payments Subject to Release. Not withstanding anything to the contrary contained herein, no benefit payments will be made under this Plan without the Participant, or in the event of his death, his Beneficiary, or his legal representative executing a receipt, and written release and waiver, to the fullest extent allowable under applicable law and in form reasonably acceptable to the Company, of all claims, demands, suits, actions, causes of action, damages and rights against the Company whatsoever which he may have had on account of the Participant’s employment, or termination thereof, including, without limitation, claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status, and any and all claims, demands and causes of action for severance or other termination pay. Such Release and Waiver of Claims shall not, however, apply to the obligations of the Company arising under this Plan, any indemnification agreement between Executive and the Company, any retirement plans, any stock option agreements, COBRA Continuation Coverage or rights of indemnification Executive may have under the Company’s Articles of Incorporation or Code of Regulations (or comparable charter document) or by statute.
          6.7. Protective Distributions. In the event that the Administrator determines, in its sole discretion, that a Participant is not, or may not be, a member of a “select group of management or highly compensated employees” within the meaning of Section 201(2), 301(a)(3), 401(a)(1) or 4021(b)(6) of ERISA or a “highly compensated employee” within the meaning of Section 414(q) of the Code, then the Administrator may, in its sole discretion, terminate such Participant’s participation in this Plan, and, if such Participant has a Vested Percentage above 0%, distribute such Participant’s Vested Percentage of his Account balance in a single lump sum payment, otherwise, if such Participant has a Vested Percentage of 0%, cause any and all amounts credited to such Participant’s Account to be forfeited. Any distribution under this Section shall be made at such time as the Administrator determines in its sole discretion subject to Section 409A of the Code and other applicable law.

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          6.8. Distribution upon Income Inclusion under Code Section 409A and Other Acceleration Events. The prior provisions of this ARTICLE 6 notwithstanding, all or part of a Participant’s Vested Percentage, if any, of his Account balance, as adjusted for earnings and losses prior to distribution in accordance with Section 5.3, hereof, shall be distributed prior to the occurrence of a distribution event described in this ARTICLE 6 where such distribution:
(a)	is made to an individual other than the Participant as necessary to fulfill a domestic relations order as defined in Code Section 414(p)(1)(B), or

(b)	is made to the Participant on account of the Plan failing to meet the requirements of Code Section 409A in an amount which does not exceed the amount required to be included in the Participant’s income on account of the failure to comply with Code Section 409A.
          6.9. Forfeiture. Notwithstanding any other provision of this Plan to the contrary, except the last sentence of Section 2.30 hereof, a Participant’s Account balance, as determined in accordance with ARTICLE 5 hereof, and all rights to benefits hereunder shall be completely forfeited in the event any of the events constituting Good Cause have occurred prior to the date that his benefits have actually been paid to him. In such event, no benefits shall be paid under this Plan to such Participant or his Beneficiary.

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ARTICLE 7
BENEFICIARIES
          7.1. Beneficiary Designation. Subject to rules and procedures promulgated by the Administrator, a Participant or former Participant may sign a document designating a Beneficiary or Beneficiaries to receive any amounts payable under this Plan due to such Participant’s death. In the event that a Participant or former Participant fails to designate a Beneficiary in accordance with the provisions of this Section 7.1, his Beneficiary shall be deemed to be the person or persons in the first of the following classes in which there are any survivors of the Participant or former Participant:
(a)	his spouse at the time of his death;

(b)	his issue per stirpes;

(c)	his parents; and

(d)	the executor or administrator of his estate.

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ARTICLE 8
RIGHTS OF PARTICIPANTS AND BENEFICIARIES
          8.1. Creditor Status of Participant and Beneficiary. This Plan constitutes the unfunded, unsecured promise of the Company to make benefit payments in the future to each Participant and Beneficiary and shall be a liability solely against the general assets of the Company. The Company shall not be required to segregate, set aside or escrow any amounts for any deemed Contributions allocated to an Account or any earnings credited thereon for the benefit of any Participant or Beneficiary. Each Participant and Beneficiary shall have the status of a general unsecured creditor of the Company and may look only to the Company and their general assets for payment of such Accounts and benefits under this Plan.
          8.2. Rights with Respect to a Trust. Any Trust, and any assets held thereby to assist the Company in meeting their obligations under this Plan, shall in no way be deemed to contravene the provisions of Section 8.1 hereof.
          8.3. Investments. In its sole discretion, the Company may acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets of the Company to meet their anticipated liabilities under this Plan. Such policies, annuities or other investments shall at all times be and remain unrestricted general property and assets of the Company or property of a Trust. Participants and Beneficiaries shall have no rights, other than as general creditors, with respect to such policies, annuities or other acquired assets.

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ARTICLE 9
TRUST
          9.1. Establishment of Trust. Notwithstanding any other provision or interpretation of this Plan, the Company may establish a Trust in which to hold cash, insurance policies or other assets to be used to make, or reimburse the Company for, payments to the Participants or Beneficiaries of all or part of the benefits under this Plan. Any Trust assets shall at all times remain subject to the claims of general creditors of the Company in the event of its insolvency as more fully described in the Trust.
          9.2. Obligations of the Company. Notwithstanding the fact that a Trust may be established under Section 9.1 hereof, the Company shall remain liable for paying the benefits under this Plan. However, any payment of benefits to a Participant or a Beneficiary made by such a Trust shall satisfy the Company’s obligation to make such payment to such person.
          9.3. Trust Terms. A Trust established under Section 9.1 hereof may be revocable by the Company; provided, however, that such a Trust may become irrevocable in accordance with its terms in the event of a Change of Control. Such a Trust may contain such other terms and conditions as the Company may determine to be necessary or desirable. The Company may terminate or amend a Trust established under Section 9.1 hereof at any time, and in any manner it deems necessary or desirable, subject to the preceding sentence and the terms of any agreement under which any such Trust is established or maintained.

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ARTICLE 10
CLAIMS PROCEDURE
          10.1. Claim for Benefits. Any claim for benefits under this Plan shall be made in writing to the Administrator in such a manner as the Administrator shall reasonably prescribe. The Administrator shall process each such claim and determine entitlement to benefits within thirty (30) days following its receipt of a completed application for benefits unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial thirty (30) day period. In no event shall such extension exceed a period of thirty (30) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date as of which the Administrator expects to render the final decision.
          If such a claim is wholly or partially denied by the Administrator, the Administrator shall notify the claimant of the denial of the claim in writing, delivered in person or mailed by first class mail to the claimant’s last known address. Such notice of denial shall contain:
(a)	the specific reason or reasons for denial of the claim;

(b)	a reference to the relevant Plan provisions upon which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(d)	an explanation of this Plan’s claim review procedure including applicable time limits and the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.
If no such notice is provided, and if the claim has not been granted within the time specified above for approval of the claim, the claim shall be deemed denied and subject to review as described below. The interpretations, determinations and decisions of the Administrator shall be final and binding upon all persons with respect to any right, benefit and privilege hereunder, subject to the review procedures set forth in this ARTICLE 10 hereof.
          10.2. Request for Review of a Denial of a Claim for Benefits. Any claimant whose claim for benefits under this Plan has been denied or deemed denied, in whole or in part, by the Administrator may upon written notice delivered to the Appeals Committee request a review by the Appeals Committee of such denial of his claim for benefits. Such claimant shall have sixty (60) days from the date the claim is deemed denied, or sixty (60) days from receipt of the notice denying the claim, as the case may be, in

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which to request such a review. The claimant’s notice must specify the relief requested and the reason such claimant believes the denial should be reversed.
          10.3. Decision upon Review of Denial of Claim for Benefits. The Appeals Committee shall be composed of the members of the Compensation Committee or by such other individuals as shall be appointed by the Board. After the review has been completed, the Appeals Committee shall render a decision in writing, a copy of which shall be sent to both the claimant and the Administrator. In making its decision the Appeals Committee shall have full power, authority, and discretion to determine any and all questions of fact, resolve all questions of interpretation of this instrument or related documents which may arise under any of the provisions of this Plan or such documents as to which no other provision for determination is made hereunder, and exercise all other powers and discretions necessary to be exercised under the terms of this Plan which it is herein given or for which no contrary provision is made and to determine the right to benefits of, and the amount of benefits, if any, payable to, any person in accordance with the provisions of this Plan. Subject to extension by agreement of the claimant and the Administrator or where due to delay beyond the control of the Administrator or the Appeals Committee, the Appeals Committee shall render a decision on the claim review not more than sixty (60) days after the receipt of the claimant’s request for review, unless a hearing is scheduled, in which case the sixty (60) day period shall be extended to thirty (30) days after the date scheduled for the hearing. Such decision shall be written in a manner calculated to be understood by the claimant, and shall:
(a)	set forth the specific reason or reasons for the adverse determination;

(b)	contain references to the specific Plan provisions on which the benefit determination was based; and

(c)	contain a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. Whether a document, record or other information is relevant to a claim for benefits shall be determined pursuant to appropriate regulations under Section 503 of ERISA.
The decision on review shall be furnished to the claimant within the appropriate time described above. If the decision on review is not furnished within such time, the claim shall be deemed denied on review at the end of such period. There shall be no further appeal from a decision rendered by the Appeals Committee. The decision of the Appeals Committee shall be final and binding in all respects on the Administrator, the Company and the claimant. Except as otherwise provided by law, the review procedures of this ARTICLE 10 shall be the claimant’s sole and exclusive remedy and shall be in lieu of all actions at law, in equity,

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pursuant to arbitration or otherwise. If the law provides that the claimant shall be permitted to bring a legal action alleging a claim for benefits hereunder, no such legal action may be commenced by any Participant or other person against the Company, the Plan, the Administrator or any other person or any employee of any of the foregoing, or the Board, the Compensation Committee or the Appeals Committee (or any member of any of them) in connection with any claim hereunder until such Participant or other person has pursued such claim under this claims procedure through the review process described in this ARTICLE 10. Thereafter, no such legal action may be commenced by such Participant or other person more than one hundred eighty (180) days after the Appeals Committee’s final decision has been rendered or deemed rendered with respect to such claim.
          10.4. Special Provisions Relating to Disability. In the event of a claim which involves determination of whether a Participant suffers from a Disability, then, to the extent provided by applicable regulations under Section 503 of ERISA, the foregoing claims procedures shall be modified to conform to the special provisions contained in such regulations applicable to disability benefits.
          10.5. Special Provisions Relating to Change of Control. In the event of a Change of Control, then notwithstanding the contrary provisions of this Article, for the two (2) year period following such Change of Control, the three (3) individuals having the greatest Account balance under this Plan shall assume the responsibilities of the Appeals Committee set forth in this Article. If one or more of them shall not be able to serve or to continue to serve, the individual or individuals, as applicable, having the next largest Account balance under this Plan will serve in such person’s or persons’ place. If at any time during such two (2) year period fewer than three (3) individuals have Account balances under this Plan, such individual or individuals shall perform the duties of the Appeals Committee. If only one (1) individual has an Account Balance under this Plan, the Appeals Committee shall not consist of such individual but shall consist of such individual as he and the Company shall agree. If he and the Company shall fail to agree on a single individual, the Appeals Committee shall consist of three (3) individuals, one appointed by the Company, one appointed by the individual claiming benefits hereunder, and a third selected by the other two (2).
          10.6. Additional Appeals Committee Rules. No member of the Appeals Committee shall be disqualified from acting on any question because of his interest therein. No fee or compensation shall be paid to any member of the Appeals Committee for his services as such, but the Appeals Committee shall be reimbursed for its expenses by the Trust, or by the Company, as determined by the Company. The Appeals Committee may hire such attorneys, accountants, actuaries, agents, clerks, and secretaries

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as it may deem desirable in the performance of its functions, any of whom may also be advisors to the Company and the expense associated with the hiring or retention of any such person or persons shall be paid by the Trust, or by the Company, as determined by the Company.
     10.7. No Liability. Neither the Appeals Committee nor any of its members shall be liable for any act taken by the Appeals Committee pursuant to any provision of this Plan except for gross abuse of the discretion given it and them hereunder. No member of the Appeals Committee shall be liable for the act of any other member.

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ARTICLE 11
ADMINISTRATION
          11.1. Appointment of Administrator. The Board shall appoint the Administrator which shall be any person(s), corporation or partnership (including the Company itself) as said Board shall deem desirable in its sole discretion. The Administrator may be removed or resign upon thirty (30) days’ written notice or such lesser period of notice as is mutually agreeable. Unless the Board appoints another Administrator, the Compensation Committee shall be the Administrator.
          11.2. Powers and Duties of the Administrator. Except as expressly otherwise set forth herein, the Administrator shall have the authority and responsibility granted or imposed on an “administrator” by ERISA. The Administrator shall determine any and all questions of fact, resolve all questions of interpretation of this Plan and related documents which may arise under any of the provisions of this Plan or such documents as to which no other provision for determination is made hereunder, and exercise all other powers and discretions necessary to be exercised under the terms of this Plan which it is herein given or for which no contrary provision is made. The Administrator shall have full power and discretion to interpret this Plan and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Participant or other claimant, in accordance with the provisions of this Plan. Subject to the provisions of any claims procedure hereunder, the Administrator’s decision with respect to any matter shall be final and binding on all parties concerned, and neither the Administrator nor any of its directors, officers, employees or delegates nor, where applicable, the directors, officers or employees of any delegate, shall be liable in that regard except for gross abuse of the discretion given it and them under the terms of this Plan. All determinations of the Administrator shall be made in a uniform, consistent and nondiscriminatory manner with respect to all Participants and Beneficiaries in similar circumstances. The Administrator, from time to time, may designate one or more persons or agents to carry out any or all of its duties hereunder.
          11.3. Engagement of Advisors. The Administrator may employ actuaries, attorneys, accountants, brokers, employee benefit consultants, and other specialists to render advice concerning any responsibility the Administrator, Appeals Committee or Compensation Committee has under this Plan. Such persons may also be advisors to the Company.
          11.4. Payment of Costs and Expenses. The costs and expenses incurred in the administration of this Plan shall be paid in either of the following manners as determined by the Company in its sole discretion:

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(a)	the expenses may be paid directly by the Company; or

(b)	the expenses may be paid out of the Trust, if any (subject to any restriction contained in such Trust or required by law).
Such costs and expenses include those incident to the performance of the responsibilities of the Administrator, Appeals Committee or Compensation Committee, including but not limited to, claims, administration fees and costs, fees of accountants, legal counsel and other specialists, bonding expenses, and other costs of administering this Plan. Notwithstanding the foregoing, in no event will any person serving in the capacity of Administrator, Appeals Committee member or Compensation Committee member who is a full-time employee of the Company be entitled to any compensation for such services.

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ARTICLE 12
AMENDMENT AND TERMINATION
          12.1. Power to Amend or Terminate. Except as otherwise provided herein following a Change of Control, this Plan may be amended by the Company at any time, or from time to time, and may be terminated by the Company at any time, but no such amendment, modification or termination shall reduce the amounts credited to the Account or the Vested Percentage of any Participant, determined as of the date of such amendment, modification or termination. Such amendment or termination shall be in writing, executed by two or more officers of the Company whose actions are authorized or ratified by the Board.
          The prior provision notwithstanding, this Plan may be amended by the Company, in its sole discretion, to:
(a)	reduce or eliminate future deemed contributions pursuant to ARTICLE 4 hereof;

(b)	reduce or eliminate the future deemed interest or earnings credited to the to the Participants’ Accounts pursuant to ARTICLE 5 hereof;

(c)	comply with any law; or

(d)	preserve the intended deferral of taxation for all Participants’ Accounts and benefits payable hereunder.
          12.2. Effects of Plan Termination. If this Plan is terminated, then, on and after the effective date of such termination, all contributions hereunder shall cease. Thereafter, each Participant shall be deemed to have a Vested Percentage of 100% and the balance credited to each Participant’s Account shall be distributed to such Participant in a single lump sum payment upon the earlier of a benefit payment date pursuant to ARTICLE 6 hereof or twelve (12) months after the date of such termination, provided such payments are in compliance with Section 409A of the Code. All actions taken with respect to a termination shall at all times be in compliance with and limited by Section 409A of the Code.
          12.3. No Liability for Plan Amendment or Termination. Neither the Company, nor any officer, Employee or director thereof shall have any liability as a result of the amendment or termination of this Plan. Without limiting the generality of the foregoing, the Company shall have no liability for terminating this Plan notwithstanding the fact that a Participant may have expected to have future contributions hereunder had this Plan remained in effect.
          12.4. Termination or Amendment After Change of Control. If a Change of Control occurs, then, during the two (2) year period following such Change of Control, the Company may not

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amend or terminate this Plan without the prior written consent of all Participants, except that amendments may be made as required by law.

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ARTICLE 13
MISCELLANEOUS PROVISIONS
          13.1. Non-Alienation. No benefits under this Plan shall be subject in any manner to be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached, garnished or charged in any manner (either at law or in equity), and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, garnish or charge the same shall be void; nor shall any such benefits in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits as are herein provided for him.
          13.2. Tax Withholding. The Company may withhold from a Participant’s compensation or any payment made by it under this Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state or local income or employment tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.
          13.3. Incapacity. If the Administrator determines that any Participant or other person entitled to payments under this Plan is incompetent by reason of physical or mental disability and is consequently unable to give a valid receipt for payments made hereunder, or is a minor, the Administrator may order the payments becoming due to such person to be made to another person for his benefit, without responsibility on the part of the Administrator to follow the application of amounts so paid. Payments made pursuant to this Section shall completely discharge the Administrator, the Company and the Appeals Committee with respect to such payments.
          13.4. Administrative Forms. All applications, elections and designations in connection with this Plan made by a Participant or other person shall become effective only when duly executed on forms provided by the Administrator and filed with the Administrator.
          13.5. Independence of Plan. Except as otherwise expressly provided herein, this Plan shall be independent of, and in addition to, any other benefit agreement or plan of the Company or any rights that may exist from time to time thereunder.
          13.6. No Employment Rights Created. This Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, nor confer upon any Participant the right to be retained in the service of the Company for any period of time, nor shall any provision hereof restrict the right of any Company to discharge or otherwise deal with any Participant.
          13.7. Responsibility for Legal Effect. Neither the Company, nor the Administrator or the Compensation Committee or Appeals Committee, nor any officer, member, delegate or agent of any of

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them, makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of this Plan. Without limiting the generality of the foregoing, the Company shall have no liability for the tax liability which a Participant may incur resulting from participation in this Plan or the payment of benefits hereunder.
          13.8. Limitation of Duties. The Company, the Compensation Committee, the Administrator, the Appeals Committee, and their respective officers, members, employees and agents shall have no duty or responsibility under this Plan other than the duties and responsibilities expressly assigned to them herein or delegated to them pursuant hereto. None of them shall have any duty or responsibility with respect to the duties or responsibilities assigned or delegated to another of them.
          13.9. Limitation of Sponsor Liability. Any right or authority exercisable by the Company, pursuant to any provision of this Plan, shall be exercised in the Company’s capacity as sponsor of this Plan, or on behalf of the Company in such capacity, and not in a fiduciary capacity, and may be exercised without the approval or consent of any person in a fiduciary capacity. Neither the Company, nor any of its respective officers, members, employees, agents and delegates, shall have any liability to any party for its exercise of any such right or authority.
          13.10. Successors. The terms and conditions of this Plan shall inure to the benefit of and bind the Company, the Participants, their Beneficiaries, and the successors and personal representatives of the Participants and their Beneficiaries.
          13.11. Controlling Law. This Plan shall be construed in accordance with the laws of the State of Ohio to the extent not preempted by laws of the United States.
          13.12. Headings and Titles. The Section headings and titles of Articles used in this Plan are for convenience of reference only and shall not be considered in construing this Plan.
          13.13. General Rules of Construction. The masculine gender shall include the feminine and neuter, and vice versa, as the context shall require. The singular number shall include the plural, and vice versa, as the context shall require. The present tense of a verb shall include the past and future tenses, and vice versa, as the context may require.
          13.14. Execution in Counterparts. This Plan may be executed in any number of counterparts each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.
          13.15. Severability. In the event that any provision or term of this Plan, or any agreement or instrument required by the Administrator hereunder, is determined by a judicial, quasi-judicial or administrative body to be void or not enforceable for any reason, all other provisions or terms of this Plan or

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such agreement or instrument shall remain in full force and effect and shall be enforceable as if such void or nonenforceable provision or term had never been a part of this Plan, or such agreement or instrument except as to the extent the Administrator determines such result would have been contrary to the intent of the Company in establishing and maintaining this Plan.
          13.16. Indemnification. The Company shall indemnify, defend, and hold harmless any Employee, officer or director of the Company for all acts taken or omitted in carrying out the responsibilities of the Company, Compensation Committee, Administrator or Appeals Committee under the terms of this Plan or other responsibilities imposed upon such individual by law. This indemnification for all such acts taken or omitted is intentionally broad, but shall not provide indemnification for any civil penalty that may be imposed by law, nor shall it provide indemnification for embezzlement or diversion of Plan funds for the benefit of any such individual. The Company shall indemnify any such individual for expenses of defending an action by a Participant, dependent, service provider, government entity or other person, including all legal fees and other costs of such defense. The Company shall also reimburse any such an individual for any monetary recovery in a successful action against such individual in any federal or state court or arbitration. In addition, if a claim is settled out of court with the concurrence of the Company, the Company shall indemnify any such individual for any monetary liability under any such settlement, and the expenses thereof. Such indemnification will not be provided to any person who is not a present or former Employee or director of the Company nor shall it be provided for any claim by the Company against any such individual.
          13.17. Paperless Administration. If this Plan requires that an action shall be in writing, then, to the extent permitted and effective pursuant to law, and approved by the Administrator, such action may be taken in person, telephonically or electronically in lieu of such written action.
          IN WITNESS WHEREOF, OLYMPIC STEEL, INC., the Company, by its appropriate officers duly authorized, has caused this Plan to be executed the 26 day of April, 2006, generally effective as of the first day of January, 2005.

OLYMPIC STEEL, INC.
(“Company”)

By

And

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